Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)
AT THE FIRM
Michael R. Blackman
Chief Corporate Development Officer
(813) 552-2927
KFORCE REPORTS FIRST QUARTER REVENUES OF $334.0 MILLION AND EPS OF $0.23
YEAR-OVER-YEAR FLEX REVENUE GROWTH ACCELERATES TO 4.2%
TAMPA, FL, May 2, 2017 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its first quarter of 2017. Revenues for the quarter ended March 31, 2017 were $334.0 million compared to $326.0 million for the quarter ended December 31, 2016, an increase of 2.5%, and compared to $322.2 million for the quarter ended March 31, 2016, an increase of 3.7%. Net income for the quarter ended March 31, 2017 was $5.9 million, or $0.23 per share, as compared to $9.2 million, or $0.36 per share, for the quarter ended December 31, 2016, and compared to $3.7 million, or $0.14 per share, for the quarter ended March 31, 2016.
David L. Dunkel, Chairman and CEO, said, “We are pleased with the progress we have made to reaccelerate year-over-year revenue growth rates in each of our Flex businesses in the first quarter of 2017 compared to the fourth quarter of 2016. Our view of the strength of the demand environment within our lines of business, especially in Tech, has not changed. We believe the secular drivers of demand in Tech continue to intensify as companies increasingly look to technology to provide internal operating efficiencies, enhance competitive position and enable sustained market relevance in today's rapidly changing and evolving marketplace. Our focus continues to be on further accelerating our top line growth in an increasingly competitive market and making prudent investments in our business to generate long-term shareholder value.”
Joseph J. Liberatore, President, said, “We believe we are pursuing the mix of business that will lead to the greatest long-term success. We remain very focused on the actions necessary to further accelerate revenue growth, particularly in our Tech Flex business. We are very excited to have gone live in April 2017 with the initial pilot of our new CRM system, which we anticipate to be fully deployed this year. This is a significant component of a multi-year effort to replace and upgrade our technology platforms geared towards better equipping our people to deliver exceptional service to our clients and consultants and building upon other investments to enhance associate productivity.”
Mr. Liberatore noted additional operational results for the first quarter include:

•	Flex revenues of $322.5 million in Q1 ‘17 increased 4.2% from $309.6 million in Q1 ‘16.

•	Quarterly year-over-year growth rates in Flex revenues for Tech, FA and GS were 2.7%, 7.5% and 6.6%, respectively.

•	Direct Hire revenues of $11.5 million in Q1 ‘17 decreased 8.4% from $12.6 million in Q1 ‘16.
David M. Kelly, Chief Financial Officer, said, “We expect to continue to invest in our business to take advantage of the positive demand environment. We remain confident that we will meet our 7.5% operating margin target when $1.6 billion in annualized revenue is reached. We also still expect to achieve an operating margin of at least 6.3% at $1.4 billion in annualized revenue. We are pleased to announce that our Board of Directors declared a second quarter cash dividend on Kforce common stock of $0.12 per share. The cash dividend will be payable on June 23, 2017 to shareholders of record as of the close of business on June 9, 2017.”
Highlights for the first quarter include:

•	Flex gross profit margin decreased 70 basis points to 26.6% in Q1 ‘17 from 27.3% in Q1 ‘16.

•	Selling, general and administrative expense as a percentage of revenues for Q1 ‘17 was 25.4% which is down 110 basis points as compared to 26.5% in Q1 ‘16.

•	Adjusted EBITDA in Q1 ‘17 was $14.6 million as compared to $13.7 million in Q1 ‘16.

Looking forward to the second quarter of 2017, there will be 64 billing days, which is the same as the preceding and prior year quarters. Current estimates for the second quarter of 2017 are:

•	Revenues of $342 million to $347 million

•	Earnings per share of $0.45 to $0.47

•	Gross profit margin of 30.2% to 30.4%

•	Flex gross profit margin of 27.5% to 27.7%

•	SG&A expense as a percent of revenue of 23.8% to 24.0%

•	Operating margin of 5.7% to 6.0%

•	Effective tax rate of 38.4%
On Tuesday, May 2, 2017, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The prepared remarks for this call are available on the Investor Relations page of the Kforce Inc. website (http://investor.kforce.com/) in the Download Library under Shareholder Tools.
The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST, Tuesday, May 2, 2017 through May 9, 2017 by dialing (855) 859-2056, passcode 6054056.
This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until May 9, 2017.
About Kforce
Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing temporary and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by nearly 2,800 associates and over 11,000 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and consultants. Kforce operates with 61 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.
The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.
Certain of the above statements contained in this press release, including earnings projections, are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand; a reduction in the supply of candidates for temporary employment or the Firm's ability to attract such candidates; the success of the Firm in attracting and retaining revenue-generating talent; changes in the service mix; ability of the Firm to repurchase shares; the effect of adverse weather conditions; changes in our effective tax rate; changes in government regulations, laws and policies that are adverse to our businesses; risk of contract performance, delays or termination or the failure to obtain awards, task orders or funding under contracts; changes in client demand for our services such as the resulting impact of any significant organizational changes within our largest clients; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2016, as well as assumptions regarding the foregoing. In particular, the Firm makes no assurances that the estimates of continuing operations will be achieved or that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
Revenue by function:
Technology	$222,045	$216,807	$216,588
Finance & accounting	87,295	85,794	82,492
Government solutions	24,652	23,397	23,121
Total revenue	333,992	325,998	322,201
Direct costs of services	236,857	226,350	225,012
Gross profit	97,135	99,648	97,189
GP %	29.1%	30.6%	30.2%
Flex GP %	26.6%	28.1%	27.3%
Selling, general & administrative expenses	84,678	82,009	85,455
Depreciation & amortization	2,050	2,047	2,327
Income from operations	10,407	15,592	9,407
Other expense, net	1,185	825	668
Income before income taxes	9,222	14,767	8,739
Income tax expense	3,320	5,528	5,089
Net income	$5,902	$9,239	$3,650

Earnings per share - diluted	$0.23	$0.36	$0.14

Weighted average shares outstanding - diluted	25,509	25,821	26,842
Adjusted EBITDA	$14,562	$19,283	$13,712

Billing days	64	61	64

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$2,738	$1,482
Trade receivables, net of allowances	227,634	206,361
Income tax refund receivable	898	172
Prepaid expenses and other current assets	10,709	10,691
Total current assets	241,979	218,706
Fixed assets, net	42,732	43,145
Other assets, net	32,767	30,511
Deferred tax assets, net	21,991	23,449
Intangible assets, net	3,556	3,642
Goodwill	45,968	45,968
Total assets	$388,993	$365,421
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued liabilities	$34,212	$37,230
Accrued payroll costs	45,603	44,137
Other current liabilities	1,920	1,765
Income taxes payable	843	221
Total current liabilities	82,578	83,353
Long-term debt – credit facility	131,966	111,547
Long-term debt – other	3,734	3,984
Other long-term liabilities	45,508	44,801
Total liabilities	263,786	243,685
Commitments and contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	713	713
Additional paid-in capital	431,345	428,212
Accumulated other comprehensive income	179	184
Retained earnings	177,199	174,967
Treasury stock, at cost	(484,229)	(482,340)
Total stockholders’ equity	125,207	121,736
Total liabilities and stockholders’ equity	$388,993	$365,421

Kforce Inc.
Key Statistics
(Unaudited)

	Q1 2017	Q4 2016	Q1 2016
Total Firm
Flex revenue (000’s)	$322,487	$314,714	$309,636
Hours (000’s)	5,713	5,598	5,451
Flex GP %	26.6%	28.1%	27.3%
Direct Hire revenue (000’s)	$11,505	$11,284	$12,565
Placements	823	876	912
Average fee	$13,981	$12,891	$13,785
Billing days	64	61	64
Technology
Flex revenue (000’s)	$216,886	$212,437	$211,209
Hours (000’s)	3,245	3,152	3,129
Flex GP %	25.8%	27.5%	26.7%
Direct Hire revenue (000’s)	$5,159	$4,370	$5,379
Placements	294	260	317
Average fee	$17,537	$16,831	$16,992
Finance & Accounting
Flex revenue (000’s)	$80,949	$78,880	$75,306
Hours (000’s)	2,468	2,446	2,322
Flex GP %	27.6%	29.1%	28.7%
Direct Hire revenue (000’s)	$6,346	$6,914	$7,186
Placements	529	616	595
Average fee	$12,002	$11,230	$12,078
Government Solutions
Flex revenue (000’s)	$24,652	$23,397	$23,121
Flex GP %	29.9%	30.3%	28.4%
Kforce Inc.
Revenue Growth Rates
(Per Billing Day)
(Unaudited)

	Year-Over-Year Growth Rates
	(Per Billing Day)
	Q1 2017	Q4 2016	Q3 2016	Q2 2016	Q1 2016
Tech Flex	2.7%	1.4%	(2.7)%	(2.9)%	(0.3)%
Tech Direct Hire	(4.1)%	(13.1)%	(10.2)%	(18.2)%	1.8%
Total Tech	2.5%	1.1%	(2.8)%	(3.3)%	(0.2)%
FA Flex	7.5%	2.1%	(0.5)%	5.5%	12.0%
FA Direct Hire	(11.7)%	(15.4)%	(6.9)%	3.4%	2.8%
Total FA	5.8%	0.4%	(1.2)%	5.3%	11.1%
Total Staffing	3.4%	0.9%	(2.4)%	(1.1)%	2.7%
GS	6.6%	4.0%	10.1%	4.2%	(12.1)%
Total Firm	3.7%	1.1%	(1.5)%	(0.7)%	1.5%

Kforce Inc.
Non-GAAP Financial Measures
(In Thousands, Except Per Share Amounts)
(Unaudited)

The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce, and consistent with the definition included in our credit facility, as net income before depreciation and amortization, stock-based compensation expense, interest expense, net and income tax expense and is a key metric in our covenant calculations. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations and management believes it provides a good metric of our core profitability in comparing our performance to our competitors. Consequently, management believes it is useful information to investors.

	Three Months Ended
	Mar. 31, 2017	Dec. 31, 2016	Mar. 31, 2016
Net income	$5,902	$9,239	$3,650
Depreciation & amortization	2,103	2,094	2,337
Stock-based compensation expense	2,064	1,663	1,944
Interest expense, net	1,173	759	692
Income tax expense	3,320	5,528	5,089
Adjusted EBITDA	$14,562	$19,283	$13,712

Free Cash Flow
“Free Cash Flow”, a non-GAAP financial measure, is defined by Kforce as net cash (used in) provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, making acquisitions, repurchasing common stock or paying dividends. Free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view free cash flow as a complement to our financial statements.

	Three Months Ended
	March 31,
	2017	2016
Net income	$5,902	$3,650
Non-cash provisions and other	6,932	8,704
Changes in operating assets/liabilities	(23,347)	(9,013)
Net cash (used in) provided by operating activities	(10,513)	3,341
Capital expenditures	(2,272)	(1,294)
Free cash flow	(12,785)	2,047
Change in debt	20,419	22,982
Repurchases of common stock	(2,887)	(22,084)
Cash dividend	(3,037)	(3,146)
Other	(454)	(376)
Change in cash	$1,256	$(577)